Exhibit 4.2

To:	National Financial Partners Corp. 340 Madison Avenue, 20th Floor New York, New York 10173
A/C	00673131
From:	Goldman Sachs Financial Markets, L.P.
Subject:	Termination of Issuer Warrant Transaction Reference No. SDB1624136080
Date:	July 8, 2010

This letter agreement (this “Termination Agreement”) amends the terms and conditions of the Transaction (the “Transaction”) entered into between Goldman Sachs Financial Markets, L.P. (“Dealer”) and National Financial Partners Corp. (“Issuer”), pursuant to a letter agreement dated January 17, 2007, entitled Issuer Warrant Transaction, as amended on January 18, 2007 (Transaction Reference Number SDB1624136080) (together, the “Confirmation”).  Dealer is acting as principal and Goldman, Sachs & Co. (“GS&Co.”), its affiliate, is acting as agent for Dealer and Issuer for the Transaction.  Dealer is not a member of the Securities Investor Protection Corporation.  Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Confirmation.

1.  Termination.  Effective upon payment of the Termination Payment (as defined below), the Transaction shall be terminated in its entirety and the parties shall be released from any remaining obligations with respect to the Transaction (the “Termination”).

2.  Termination Payment.  The Parties hereby agree that, in full satisfaction of its obligations in respect of the Termination, Issuer agrees to pay to Dealer on the Payment Date (as defined below) an amount in USD (the “Termination Payment”) equal to the Termination Payment Amount (as defined below).
Termination Payment Amount:	An amount in USD equal to the product of the Applicable Number of Warrants and the Termination Value.

Applicable Number of Warrants:	The aggregate Number of Warrants across all Components outstanding as of the Settlement Date.

Settlement Date:	Notwithstanding anything to the contrary in the Confirmation or the Equity Definitions, July 8, 2010.

Termination Value:
An amount per Warrant that would be payable by Dealer to Issuer pursuant to Section 6 of the Agreement as if Dealer designated an Early Termination Date in respect of an Additional Termination Event, with Issuer as the sole Affected Party and the Transaction as the sole Affected Transaction, occurring on the Settlement Date.  For purposes of determining such amount, the Dealer shall use the Daily Average Price on the Valuation Date as the current Share price input.

Valuation Date:	The Exchange Business Day immediately following the Settlement Date.

Daily Average Price:
For any Exchange Business Day, the New York Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session), as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Exchange Business Day, on Bloomberg page “NFP.N<Equity>AQR” (or any successor thereto) (or if such published volume weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume weighted method).

Exchange:	New York Stock Exchange

Consequences of Disrupted Days:
Notwithstanding anything to the contrary in this Termination Agreement or the Equity Definitions, if the Valuation Date is a Disrupted Day, the Calculation Agent may, if appropriate in light of market conditions, regulatory considerations or otherwise, take any or all of the following actions: (i) postpone the Valuation Date in accordance with Section 6.6 of the Equity Definitions or (ii) determine that the Valuation Date is a Disrupted Day only in part, in which case the Calculation Agent shall (A) determine the Daily Average Price based on transactions in the Shares on such Valuation Date effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, as applicable, and (B) designate the immediately following Exchange Business Day as the Valuation Date (with the provisions of this paragraph applying successively to each such Exchange Business Day so designated) and determine the Termination Value using an appropriately weighted average of the Daily Average Prices on the original Valuation Date and such designated Valuation Date or Dates.  Section 6.6(a) of the Equity Definitions is hereby amended by replacing the word “shall” in the fifth line thereof with the word “may,” and by deleting clause (ii) thereof.  Any Scheduled Trading Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed a Disrupted Day in full.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Payment Date:	The date one (1) Settlement Cycle following the Valuation Date.

3.  Representations and Warranties.

(a)                 Each party represents to the other party that:

(i)       It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(ii)       It has the power to execute this Termination Agreement and any other documentation relating to this Termination Agreement to which it is a party, to deliver this Termination Agreement and any other documentation relating to this Termination Agreement that it is required by this Termination Agreement to deliver and to perform its obligations under this Termination Agreement and has taken all necessary action to authorize such execution, delivery and performance.

(iii)       Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(iv)       All governmental and other consents that are required to have been obtained by it with respect to this Termination Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(v)       Its obligations under this Termination Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(vi)       Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(b)	Issuer represents and warrants to and for the benefit of Dealer as follows:

(i)       On the date of this Termination Agrement, (A) none of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares; (B) the Applicable Number of Warrants does not constitute material nonpublic information; and (C) all reports and other documents filed by Issuer with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)       Issuer acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(iv)       Issuer is not entering into this Termination Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

 (vi)                  Issuer agrees that it (A) on the Valuation Date it will not make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares.

(vii)                  On the date of this Termination Agreement (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(viii)                  Issuer understands that notwithstanding any other relationship between Issuer and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Issuer and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(c)	Issuer acknowledges that:

(i)       In connection with the Termination, GS&Co. and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust or unwind its hedge position with respect to the Transaction.

(ii)       GS&Co. and its affiliates may also be active in the market for the Shares other than in connection with activities in relation to the Transaction or the Termination.

(iii)                  GS&Co. shall make its own determination as to whether, when or in what manner any hedging or market activities in Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Daily Average Price.

(iv)                  Any market activities of GS&Co. and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Daily Average Price, in a manner that may be adverse to Issuer.

(v)       This Termination Agreement relates to the termination of the Transaction; GS&Co. may purchase shares for its own account at an average price that may be greater than, or less than, the Daily Average Price.

4.  Termination of this Termination Agreement.  This Termination Agreement shall terminate automatically upon the payment of all amounts owing hereunder following termination of the Purchase Agreement, except that the representations and warranties set forth above in Section 2 of this Termination Agreement shall survive the termination of this Termination Agreement without limitation.

5.  No Netting and Set-off.  Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under this Termination Agreement against any delivery or payment obligations owed to it by the other party, whether arising under the this Termination Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

6.  Counterparts.  This Termination Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

7.  Additional Provisions.  Issuer understands and agrees that GS&Co. will act as agent for both parties with respect to the Transaction.  GS&Co. is so acting solely in its capacity as agent for Issuer and Dealer pursuant to instructions from Issuer and Dealer.  GS&Co. shall have no responsibility or personal liability to either party arising from any failure by either party to pay or perform any obligation under any Transaction.  Each party agrees to proceed solely against the other to collect or recover any amount owing to it or enforce any of its rights in connection with or as a result of any Transaction.

Notwithstanding any provisions of the Agreement, all communications relating to the Termination shall be transmitted exclusively through GS&Co. at 200 West Street, New York, New York 10282 Telephone No. (212) 902-9779, Facsimile No. (917) 977-4253.

GS&Co. received other remuneration from Dealer in relation to this Termination Agreement.  The amount and source of any such other remuneration will be furnished upon written request.  The time of the Termination is available upon request.

The parties acknowledge and agree that no collateral shall be posted by either party hereunder.  Notwithstanding the previous sentence, Dealer hereby notifies Issuer that, with respect to collateral posted with it, (i) except as otherwise agreed in writing between Dealer and Issuer, Dealer may repledge or otherwise use any collateral delivered to Dealer by Issuer in its business; (ii) in the event of Dealer’s failure, Issuer will likely be considered an unsecured creditor of Dealer as to all such collateral then controlled by Dealer; (iii) the Securities Investor Protection Act of 1970 (15 U.S.C. 78aaa through 78lll) does not protect Issuer with respect to any such collateral deposited with Dealer; and (iv) such collateral will not be subject to the requirements of and customer protections afforded by the Securities and Exchange Commission customer protection rules and Rules 8c-1, 15c2-1, 15c3-2 and 15c3-3 under the Exchange Act.

9.  Waiver of Trial by Jury.  EACH OF ISSUER AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TERMINATION AGREEMENT OR THE ACTIONS OF ISSUER OR ITS AFFILIATES OR DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.  Governing Law.  All matters arising in connection with this Termination Agreement shall be governed by, and construed in accordance with, the law of the State of New York without reference to its choice of laws doctrine.

11.  Submission to Jurisdiction.  Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to this Termination Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof.

Issuer hereby agrees (a) to check this Termination Agreement carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to this Termination Agreement, by manually signing this Termination Agreement or this page hereof as evidence of agreement to such terms and providing the other information required herein and immediately returning an executed copy to Equity Derivatives Document Department, Facsimile No. (212) 428-1980/83.

Yours faithfully,

GOLDMAN SACHS FINANCIAL MARKETS, L.P.

By:Goldman Sachs Financial Markets, LLC,

general partner

By:/s/ Menashe Shua

Name: Menashe Shua

Title: Vice President

Agreed and Accepted By:

NATIONAL FINANCIAL PARTNERS CORP.

By:	/s/ Donna Blank
Name:	Donna Blank
Title:	EVP and CFO